Exhibit 99.1

Dear Shareholders,

I hope this email finds you well. I wanted to take a moment to provide you with an update on my recent conversations with several of our Shareholders.

Over the past two weeks, I have had the tremendous privilege of meeting with several of NYIAX’s Shareholders across five countries. Connecting with such a diverse and dedicated group of individuals -- who share our vision for the future of NYIAX -- has been incredibly inspiring.

During these conversations, I had the opportunity to discuss some of our upcoming plans while also taking in feedback. From our discussions, two key themes emerged:

First, it became abundantly clear that we are extremely fortunate to have such a vibrant and supportive community of Shareholders who wholeheartedly believe in the mission we are striving to accomplish at NYIAX.

Second, it is apparent we have work to do in terms of keeping this community informed of NYIAX’s progress and developments. People want to hear from us and, as they can, actively participate in moving NYIAX forward.

To that end, I want to assure you that I am fully committed to addressing gaps in communication and as we move ahead you can expect to hear from us on a more regular basis. Also, please know that my door is always open and that I very much welcome any feedback, suggestions, or questions.

In closing, I want to thank each of you for your unwavering commitment and belief in NYIAX. Your steadfast support forms the bedrock of our future growth and success. I look forward to sharing further updates on NYIAX’s progress and hope to have the opportunity to meet with those whom I have not yet had the pleasure of speaking with.

All the best,

Teri